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                                                                  Exhibit 8.1
                                January 18, 2005

CITGO Petroleum Corporation
1293 Eldridge Parkway
Houston, TX 77077

      Re:   $250,000,000 6% Senior Notes
            Due 2011 of CITGO Petroleum Corporation

Dear Ladies and Gentlemen:

      We have acted as United States tax counsel to CITGO Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") which was filed by the Company with the Securities and Exchange Commission (the "Commission") on January 18, 2005, under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 6% Senior Notes due 2011 of the Company.

      We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. Our opinion is based solely upon the current provisions of the Internal
Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.

      Based upon and subject to the foregoing, the statements set forth in the Registration Statement under the heading "Summary of U.S. Federal Income Tax Considerations," to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, represent our opinion.

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SIDLEY AUSTIN BROWN & WOOD LLP                                           CHICAGO

CITGO Petroleum Corporation
January 18, 2005
Page 2

      In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the law of the United States of America.

      This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

      We hereby consent to the filing of this opinion letter with the Commission as Exhibit 8.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/ Sidley Austin Brown & Wood LLP